SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☑	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-11(c) or Rule 14a-12

Integral Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

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☐    Fee paid previously with preliminary materials:

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)    Form, Schedule or Registration Statement no.:

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(4)    Date Filed:

INTEGRAL SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 16, 2003

TO THE STOCKHOLDERS OF INTEGRAL SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Integral Systems, Inc. (the “Company”) will be held at Patuxent Greens Country Club, located at 14415 Greensview Drive, Laurel, Maryland at 6:00 p.m. on Wednesday, April 16, 2003, for the following purposes:

1.	To elect five directors to serve for a term of one year or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2003; and

3.	To consider and transact such other business as may properly and lawfully come before the Annual Meeting or any adjournment or adjournments thereof.

All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

All stockholders are cordially invited to attend the Annual Meeting in person. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE WE HAVE PROVIDED. If you attend the Annual Meeting and decide that you want to vote in person, you may revoke your proxy.

By Order of the Board of Directors

/s/
February 28, 2003 Lanham, Maryland	Thomas L. Gough President

INTEGRAL SYSTEMS, INC.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

Annual Meeting of Stockholders

April 16, 2003

PROXY STATEMENT

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of Integral Systems, Inc. (the “Company”) for the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at 6:00 p.m. on Wednesday, April 16, 2003, at Patuxent Greens Country Club, located at 14415 Greensview Drive, Laurel, Maryland or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

These proxy solicitation materials were mailed on or about March 7, 2003 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

Only stockholders of record at the close of business on February 14, 2003 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of the Record Date consisted of 9,709,538 shares of common stock of the Company, par value $.01 per share (the “Common Stock”). For information regarding holders of more than 5% of the outstanding Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Revocability of Proxies

The enclosed proxy is revocable at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. If a stockholder who has executed and returned a proxy is present at the Annual Meeting and wishes to vote in person, he, she or it may elect to do so and thereby suspend the power of the proxy holders to vote his, her or its proxy.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. All shares represented at the Annual Meeting by a proxy will be voted in accordance with the choices specified on the proxy. If no direction is given, proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A Board of Directors consisting of five directors is to be elected at the Annual Meeting (Proposal 1). In the election of directors, a plurality of the votes cast at the Annual Meeting at which a quorum is present is sufficient to elect a director. Thus, each stockholder will be entitled to vote for five nominees and the five nominees with the greatest number of votes will be elected. The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2003 (Proposal 2) requires the affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present. Under Maryland law, there are no appraisal or dissenter’s rights with respect to any matter to be voted on at the Annual Meeting that is described herein. Proposal 1 and Proposal 2 are proposed by the Company.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telecopy or electronic mail.

Quorum; Abstentions; and Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the shares entitled to be voted generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. An abstaining vote and a broker “non-vote” (a broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares exists. For purposes of electing directors (Proposal 1) and the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors (Proposal 2), abstentions and broker non-votes will not be treated as a vote cast and will not affect the outcome of such votes.

Stockholder Proposals

The Amended and Restated By-laws of the Company (the “Bylaws”) provide that, to be properly brought before the annual meeting, business must be (1) specified in the notice of the annual meeting (or any supplement thereto) given by the Company pursuant to the Bylaws, (2) brought before the annual meeting by or under the direction of the board of directors (or the chairman of the board, the chief executive officer or the president), or (3) properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. The Bylaws provide that nominations of persons for election to the board of directors of the Company may be made at the annual meeting, by or under the direction of the board of directors, or by any nominating committee or person appointed by the board of directors, or by any stockholder of the Company entitled to vote for the election of directors at the annual meeting who complies with the notice procedures set forth below. Such nominations, other than those made by or under the direction of the board of directors or by any nominating committee or person appointed by the board of directors, can only be made pursuant to timely notice in writing to the Secretary of the Company.

In each case, to be timely, such stockholder’s notice must be delivered to or mailed to and received by the Secretary of the Company at the principal executive offices of the Company, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of the annual meeting (or, with respect to a proposal required to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was timely received pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision). If, during the prior year the Company did not hold an annual meeting, or if the date of the annual meeting has changed more than 30 days from the first anniversary of the prior year’s annual meeting (other than as a result of adjournment), then, to be timely, such stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement (as described in the Company’s Bylaws) of the date of the annual meeting is first made.

Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of the Company stock which are beneficially owned by the person, and (4) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations under the Securities Exchange Act of 1934, as amended; (b) as to each matter the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, (2) the reasons for conducting such business at the annual meeting, and (3) any material interest of the stockholder in such business; and (c) as to the stockholder giving the notice, (1) the name and address of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee or stockholder to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company or the eligibility of the stockholder to bring business before the annual meeting.

Pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in the Company’s 2003 Proxy Statement and proxy card. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than November 7, 2003. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of such securities rules. Any such stockholder proposal should be addressed to the Company’s Secretary, Elaine M. Parfitt, and delivered to the Company’s principal executive offices at 5000 Philadelphia Way, Lanham, Maryland 20706-4417. It is suggested that proposals be forwarded by certified mail, return receipt requested.

If a stockholder intends to present a stockholder proposal at the 2003 annual meeting in a manner other than by the inclusion of the proposal in the Company’s proxy statement and proxy relating to that meeting, unless the stockholder has timely notified the Company of such intention pursuant to the notice requirements set forth above, the proxies named by the Company may exercise their discretionary voting authority on the matter in accordance with their best judgment.

Annual Report

The Company’s Annual Report to Stockholders on Form 10-K for the fiscal year ended September 30, 2002, is included with these proxy solicitation materials. A copy of the Company’s Annual Report, including the financial statements and the financial statement schedules included therein, is also available without charge by visiting www.integ.com or upon written request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Elaine M. Parfitt, Corporate Secretary.

ELECTION OF DIRECTORS

(Proposal 1)

General

A Board of Directors consisting of five directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them for the Company’s five nominees. The five directors nominated for election at the Annual Meeting are: Steven R. Chamberlain, Thomas L. Gough, Dominic A. Laiti, R. Doss McComas and Bonnie K. Wachtel (each, a “Nominee,” and collectively, the “Nominees”). In the event that any of the Nominees shall become unavailable, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any Nominee will be unavailable.

The Bylaws of the Company provide that the number of members of the Board of Directors shall consist of between three and seven directors and that the exact number may be determined, within the foregoing limits, by the Board of Directors. The Board of Directors has determined that the number of members of the Board shall be five (5). Each director is elected for a one-year term at each annual meeting of the stockholders. Directors serve until the next annual meeting of stockholders and until successors have been duly elected and qualified. Officers are elected by the Board of Directors. Each officer holds office until his or her successor is elected or appointed and qualified or until his or her earlier resignation or removal.

The terms of each of the elected directors will expire at the next annual meeting of stockholders or when their successors are elected and qualified.

The Board of Directors Unanimously Recommends That Stockholders Vote “For” Each of the Nominees.

Set forth below is certain information regarding the directors (including the Nominees) and executive officers of the Company.

Directors and Executive Officers:	Age	Position

Steven R. Chamberlain	47	Chairman of the Board, Chief Executive Officer, Director and Nominee
Thomas L. Gough	54	President, Chief Operating Officer, Director and Nominee
Elaine M. Parfitt	39	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Patrick R. Woods	47	Executive Vice President, Government Programs
Peter J. Gaffney	43	Executive Vice President, Commercial Products
Bonnie K. Wachtel	47	Outside Director and Nominee
Dominic A. Laiti	71	Outside Director and Nominee
R. Doss McComas	48	Outside Director and Nominee

Steven R. Chamberlain, 47, a Company founder, has been Chief Executive Officer and Chairman of the Board since June 1992 and a Director since 1982. He served as President from May 1988 until June 1992 and as Vice President from 1982 until he became President. From 1978 to 1982, OAO Corporation employed Mr. Chamberlain where he progressed from Systems Analyst to Manager of the Offutt Air Force Base field support office. Mr. Chamberlain holds a B.S. degree in Physics from Memphis State University and has done graduate work in Physics and Mathematics at Memphis State and the University of Maryland.

Thomas L. Gough, 54, became a member of the Company’s staff in January 1984. In March 1996, he was elected to the Board of Directors of the Company. He has served as President and Chief Operating Officer of the Company since June 1992. For three years before being named President, he served as Vice President and Chief Financial Officer. Prior to joining the Company, he was employed by Business and Technological Systems, Inc., where he managed the Software Systems Division. From 1972 to 1977, he was employed by Computer Sciences Corporation, where he progressed from Programmer Analyst to Section Manager. Mr. Gough earned a B.S. degree from the University of Maryland with a major in Information Systems Management in the School of Business and Public Administration.

Elaine M. Parfitt, 39, joined the Company in 1983. She served as Staff Accountant/Personnel Administrator until January 1995, when she was promoted to Controller/Director of Accounting. In March 1997, Ms. Parfitt was appointed Vice President and Chief Financial Officer. In February 2000, she was appointed Secretary and Treasurer, followed by her promotion to Executive Vice President in April 2002. She holds a B.S. degree in Accounting from the University of Maryland and is a Certified Public Accountant.

Patrick R. Woods, 47, joined the Company in 1995, and has been Executive Vice President, Government Programs since April 2002. Prior to becoming Executive Vice President, Mr. Woods served as Vice President of Government Programs from April 1998 until April 2002. From 1996 to April 1998, Mr. Woods served as Vice President, NOAA Programs. From 1994 to 1995, he worked for Space Systems/Loral (SS/L), and from 1985 to 1994, he worked for the Lockheed Martin Corporation (formerly Loral Aerospace). Mr. Woods served as the Director of Mission Operations for both SS/L and the AeroSys Division of Loral Aerospace. Mr. Woods holds a B.S. degree in Public Administration and a M.P.A. in Public Management from Indiana University.

Peter J. Gaffney, 43, joined the Company in 1986. In April 2002, Mr. Gaffney was promoted to Executive Vice President, Commercial Products. In February 2000, Mr. Gaffney was appointed Vice President, Commercial Products. From May 1999 until February 2000, Mr. Gaffney served as Vice President, Commercial Division. From 1986 to 1992, he worked on simulators for the Company’s DMSP and Tiros programs. In 1992, he became a project manager for EPOCH 2000 ground systems programs, which included the Command and Range Generator project for GE Americom, the Loral Skynet Telstar 3, 4, and 5 ground systems, and the Echostar 1, 2, 3, and 4 ground systems. Prior to joining Integral Systems, Mr. Gaffney was a design engineer for the General Electric Co., where he worked on the DSCS, Milstar, Landsat, and Spot satellite programs. Mr. Gaffney graduated from the University of Maryland in 1981 with a B.S. degree in Electrical Engineering.

Bonnie K. Wachtel, 47, has served as an outside director since May 1988. Since 1984, she has been Vice President, General Counsel, and a Director of Wachtel & Co., Inc., an investment-banking firm in Washington, DC. Ms. Wachtel serves as a Director of several corporations, including VSE Corporation and Information Analysis, Inc. She holds a B.A. and M.B.A. from the University of Chicago and a J.D. from the University of Virginia, and is a Certified Financial Analyst

Dominic A. Laiti,71, has served as an outside director of the Company since July 1995. Mr. Laiti presently provides independent consulting services to several companies. He was founder, President and Director of Globalink, Inc. (an AMX company) from January 1990 to December 1994. He has over 26 years of experience in starting, building, and managing high-technology private and public companies with annual revenues from $2 million to over $120 million. Mr. Laiti was President of Hadron, Inc. from 1979 to 1989; Vice President of Xonics, Inc. from 1972 to 1979; and Vice President of KMS Industries from 1968 to 1972. He is a Director of Energy Recovery, Inc. and Pantheon Software, Inc.

R. Doss McComas, 48, joined the Board as an outside director in July 1995. He is President of e-Community Calendar Inc. a supplier of sponsor/advertising supported community information. Previously, he was Chairman of Plexsys International, President of Fortel Technologies, Inc., and held positions with COMSAT RSI and Radation Systems, Inc., including Group Vice President, Vice President of Acquisitions, Strategic Planning and International Marketing, and General Counsel. He holds a B.A. degree from Virginia Polytechnic Institute; an M.B.A. from Mt. Saint Mary’s; and a J.D. from Gonzaga University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission (the “SEC”) and Nasdaq. Based on a review of the copies of such reports, the Company believes that during the fiscal year ending September 30, 2002 its executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, with the following exceptions: Peter J. Gaffney, an executive officer of the Company, inadvertently filed late a Form 4 for January 2002, reporting one transaction, inadvertently filed late a Form 4 for March 2002, reporting three transactions, and inadvertently filed late a Form 4 for May 2002, reporting 4 transactions; Elaine M. Parfitt an executive officer of the Company, inadvertently filed late a Form 4 for January 2002, reporting one transaction.

Board of Directors and Committees

The Board of Directors met six (6) times in the fiscal year ended September 30, 2002. Each of the Company’s incumbent directors attended at least 75% of all meetings of the Board of Directors, and each of the Company’s incumbent directors who was a member of a committee attended at least 75% of all meetings of the committee. The Company has an Audit Committee, a Stock Option Committee and a Compensation Committee. The Audit Committee, the Stock Option Committee and the Compensation Committee met four (4) times in the fiscal year ended September 30, 2002 and held their meetings concurrently with the meetings of the Board of Directors. The Company does not have a nominating committee.

The Audit Committee, Compensation Committee and Stock Option Committee are comprised of Dominic A. Laiti, R. Doss McComas and Bonnie Wachtel, each a non-employee outside director.

The Stock Option Committee administers the Company’s 2002 Stock Option Plan. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plan and results of the audit engagement, reviews the independence of the Company’s public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. For more information regarding the Audit Committee, see “Audit Committee Report.” The Compensation Committee determines the salary and bonus for the Chief Executive Officer, and makes recommendations regarding compensation levels for other officers of the Company.

Director Compensation

Directors who are employees of the Company do not receive any compensation for their service as directors. Effective April 2003, the Company will pay each director who is not an employee of the Company an aggregate of $15,000 per year for their services, which amount is paid in equal quarterly installments. During the past year, the Company paid each director who is not an employee of the Company an aggregate of $10,000 per year for their services, which amount was paid in equal quarterly installments. Outside directors are also annually granted options to purchase 5,000 shares of the Company’s Common Stock pursuant to the then current stock option plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of December 31, 2002, by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each Nominee and current director and executive officer of the Company and (iii) all current executive officers and directors as a group. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Except as indicated, the address of each of the persons named in the table is that of the Company’s principal executive offices.

Security Ownership of Certain Beneficial Owners and Management

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Ashford Capital Management, Inc. 3801Kennett Pike Suite B-107 Wilmington, DE 19807-2317	629,897	6.5%

Royce & Associates, L.L.C. 1414 Avenue of the Americas Ninth Floor New York, NY 10019	499,200	5.1%

Executive Officers, Directors and Nominees
Steven R. Chamberlain	408,605(1)	4.2%
Thomas L. Gough	184,600(2)	1.9%
Elaine M. Parfitt	26,200(3)	*
Patrick Woods	13,336(4)	*
Peter J. Gaffney	26,600(5)	*
Bonnie K. Wachtel 1101 Fourteenth Street, N.W. Suite 800 Washington, D.C. 20036	57,500(6)	*
R. Doss McComas 409 Biggs Drive Front Royal, VA 22630	10,000(7)	*
Dominic A. Laiti 12525 Knoll Brook Drive Clifton, VA 22024	10,000(8)	*
All Directors and Executive Officers as a group (8 persons).	736,841	7.5%

*	Less than one percent of the Common Stock outstanding.
(1)	Includes outstanding options to purchase 23,200 shares of Common Stock which are exercisable within 60 days.
(2)	Includes outstanding options to purchase 7,000 shares of Common Stock which are exercisable within 60 days.
(3)	Includes outstanding options to purchase 11,800 shares of Common Stock which are exercisable within 60 days.
(4)	Includes outstanding options to purchase 10,400 shares of Common Stock which are exercisable within 60 days.
(5)	Includes outstanding options to purchase 22,600 shares of Common Stock which are exercisable within 60 days.
(6)	Includes outstanding options to purchase 10,000 shares of Common Stock which are exercisable within 60 days.
(7)	Includes outstanding options to purchase 10,000 shares of Common Stock which are exercisable within 60 days.
(8)	Includes outstanding options to purchase 10,000 shares of Common Stock which are exercisable within 60 days.

Executive Compensation

The following table sets forth compensation received by the Company’s CEO and four highest paid executive officers who were serving as executive officers of the Company at the end of fiscal year 2002 and who earned over $100,000 during the fiscal year ended September 30, 2002.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
				Number of Shares Underlying Options	All Other Compensation (1)
Name and Principal Position	Year	Salary	Bonus
Chief Executive Officer Steven R. Chamberlain	2002 2001 2000	$255,544 $235,251 $214,303	$40,000 $25,000 $25,000	12,000 12,000 12,000	$26,495 $21,125 $19,061
Chief Operating Officer/President Thomas L. Gough	2002 2001 2000	$207,939 $195,494 $180,648	$25,000 $20,000 $20,000	8,000 7,000 14,000	$21,261 $20,137 $18,781
Vice President, Government Programs Patrick R. Woods	2002 2001 2000	$178,957 $167,338 $152,510	$25,000 $12,500 $10,000	20,000 7,000 2,000	$17,908 $17,169 $16,800
Vice President, Commercial Products Peter J. Gaffney	2002 2001 2000	$171,425 $155,012 $132,423	$25,000 $15,000 $15,000	8,000 7,000 7,000	$17,173 $15,456 $12,918
Vice President/Chief Financial Officer Elaine.M. Parfitt	2002 2001 2000	$171,425 $155,012 $132,169	$25,000 $15,000 $15,000	8,000 7,000 6,000	$17,336 $15,511 $13,300

(1)	All Other Compensation represents employer pension contributions. It does not include the value of insurance premiums paid by or on behalf of the Company with respect to term life insurance for the benefit of each identified individual in the amounts of $744, $745 and $745 in fiscal years 2002, 2001 and 2000 respectively.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of Options/ SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise/Base Price($)	Expiration Date	Grant Date Present Value(1)
Chief Executive Officer Steven R. Chamberlain	12,000	3.9%	$20.89	2008		$123,600

Chief Operating Officer/ President Thomas L. Gough	8,000	2.6%	$20.89	2008		$82,400

EVP Government Programs Patrick R. Woods	15,000 5,000	4.9% 1.6%	$21.87 $20.89	2008 2008	$ $	161,700 51,500

EVP Commercial Products Peter J. Gaffney	8,000	2.6%	$20.89	2008		$82,400

EVP/Chief Financial Officer Elaine M. Parfitt	8,000	2.6%	$20.89	2008		$82,400

(1)	Grant date present value is calculated on the date of the grant using the Black-Scholes options pricing model assuming the following: no dividend yield, risk-free interest rate of 5%, expected volatility of 50%, and an expected term of the option of five years. This value is then multiplied by the number of options granted.
(2)	All of the options granted to individuals in the above table in the last fiscal year vest 20% per year for five years and expire 6 years from the grant date of the option.

Fiscal Year 2002 Stock Option Exercises and Year-End Option Values

Four of the executives named below exercised stock options during the fiscal year ended September 30, 2002.

Steven R. Chamberlain exercised 90,000 Incentive Stock Options. Thomas L. Gough exercised 20,000 Incentive Stock Options. Peter J Gaffney exercised 24,000 Incentive Stock Options. Elaine M. Parfitt exercised 6,000 Incentive Stock Options.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/ SARS at FY end (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/ SARS at FY end ($)[1] Exercisable/ Unexercisable
Chief Executive Officer Steven R. Chamberlain	90,000	$1,554,700	19,200 (exercisable) 36,800 (unexercisable)	$8,148 (exercisable) $9,872 (unexercisable)

Chief Operating Officer/Pres. Thomas L. Gough	20,000	$ 294,370	7,000 (exercisable) 22,000 (unexercisable)	$6,216 (exercisable) $9,324 (unexercisable)

Executive Vice President, Government Programs Patrick R. Woods	—	—	8,000 (exercisable) 31,600 (unexercisable)	$2,251 (exercisable) $2,460 (unexercisable)

Executive Vice President, Commercial Products Peter J. Gaffney	24,000	382,172	18,000 (exercisable) 27,000 (unexercisable)	$6,351 (exercisable) $6,824 (unexercisable)

Executive Vice President, Chief Financial Officer Elaine M. Parfitt	6,000	$ 93,240	9,800 (exercisable) 21,200 (unexercisable)	$4,074 (exercisable) $4,936 (unexercisable)
(1)	Value for “In the Money” options represents the difference between the exercise prices of outstanding options and the fair market value of the Company’s Common Stock of $19.11 per share at September 30, 2002.

Performance Graph

The following graph shows a comparison of the total return to stockholders of an investment in the Company’s Common Stock, the NASDAQ Computer &Data Processing Services Stock Index and the NASDAQ Composite Stock Market Index (US). The graph assumes $100 was invested in the Company’s Common Stock, the NASDAQ Computer & Data Processing Services Stock Index and the NASDAQ Composite Stock Market (US) on September 30, 1997 through September 30, 2002.

Total stockholder return in each case is calculated assuming reinvestment of all dividends. Note that historical stock price performance of the Company is not necessarily indicative of any future stock price performance.

Employment Agreements

There are no employment agreements in effect with respect to any directors or executive officers of the Company.

Compensation Pursuant to Plans

Effective October 1, 1987, the Company established a 401(k) pension and profit sharing plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). Under the pension plan and the profit sharing plan, the Company contributes annually an aggregate amount equal to 5% of an eligible employee’s salary to the plans and may make additional contributions of up to 7% of an eligible employee’s salary. The employee may contribute up to an additional 25% as salary deferral. In each of fiscal years 2002 and 2001, the Company contributed a total of 11% of eligible employees’ salaries to both plans.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is, and during the fiscal year ended September 30, 2002 was, comprised of Dominic A. Laiti, R. Doss McComas and Bonnie Wachtel, each a non-employee outside director. No member of the Compensation Committee was at any time during the year ended September 30, 2002 or at any time prior thereto an officer or employee of the Company or any of its subsidiaries.

Compensation Committee Report

The Compensation Committee, which is made up of three outside non-employee directors, determines the annual salary and bonuses awarded to the Chief Executive Officer and Chairman of the Board of Directors, Steven R. Chamberlain. The Compensation Committee may also make recommendations regarding compensation levels for other officers of the Company to Mr. Chamberlain, who determines the annual salaries and bonuses awarded to such officers on a discretionary basis.

The Compensation Committee’s policy on officer compensation is to offer or recommend (as the case may be) a package that includes a competitive salary, an annual bonus based on achieving certain Company goals and objectives and competitive benefits. The goal of the Compensation Committee in determining the compensation of Mr. Chamberlain and in making recommendations regarding compensation levels for other officers is to acquire and retain highly skilled executives, reward outstanding individual performance and align the compensation awarded to officers with the success of the Company. The Committee bases its salary determination or recommendations on the individual officer’s contributions to the Company and the responsibilities and duties that he or she performs. Bonuses are awarded or recommended by the Compensation Committee on the basis of achievement of certain Company and division revenue and earnings goals. Benefit packages offered to officers of the Company are similar to the benefits offered to all employees and include the Company’s health plan and 401(k) Pension and Profit Sharing Plan.

Annually, the Compensation Committee reviews and approves the compensation awarded to Mr. Chamberlain. Mr. Chamberlain has provided leadership and direction as the Company has continued to grow and expand. The Committee conferred a bonus of $40,000 for Mr. Chamberlain’s efforts during fiscal year 2002. Mr. Chamberlain’s salary for fiscal year 2002 was $255,544, which in light of his experience, contributions and responsibilities with the Company, the Committee finds reasonable and comparable to executives in similar size companies.

COMPENSATION COMMITTEE

Dominic A. Laiti

R. Doss McComas

Bonnie K. Wachtel

Audit Committee Report

The Audit Committee of the Board of Directors consists of Dominic A. Laiti, R. Doss McComas and Bonnie K. Wachtel, all of whom are outside non-employee directors. Each of these members of the Audit Committee is considered independent as defined under the applicable NASDAQ National Market standards governing the qualification of Audit Committee members. The duties and responsibilities of the Audit Committee are laid out in a written charter, which was adopted by the Board of Directors

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2002 with management and with Ernst & Young LLP, the Company’s independent auditors. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee) and has discussed with Ernst & Young their independence. Based on the review of the audited financial statements and the discussions and review with the independent auditors mentioned above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year ended September 30, 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, for filing with the SEC.

Submitted by the members of the Audit Committee:

Dominic A. Laiti

R. Doss McComas

Bonnie K. Wachtel

Stock Option Plan

Effective May 1, 2002, the Company established the 2002 Stock Option Plan (the “2002 Stock Option Plan”) to create additional incentives for the Company’s employees, consultants and directors to promote the financial success of the Company. Stockholders approved the 2002 Stock Option Plan at the annual meeting of the stockholders of the Company held on April 17, 2002. The maximum number of shares of Common Stock that may be issued pursuant to the 2002 Stock Option Plan is 750,000 shares. The Stock Option Committee has the authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock of the Company under this plan. Options to purchase a total of 176,250 shares of Common Stock were issued under the 2002 Stock Option Plan in fiscal year 2002. No shares of Common Stock were exercised during fiscal year 2002 under this plan. The Company has reserved for issuance an aggregate of 750,000 shares of Common Stock under the 2002 Stock Option Plan, of which options to purchase 179,250 shares are outstanding as of February 7, 2003. Pursuant to the 2002 Stock Option Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees.

Effective May 25, 1988, the Company established a stock option plan, as amended and restated in 1994 and 1998 (the “1988 Stock Option Plan”), to create additional incentives for the Company’s employees, consultants and directors to promote the financial success of the Company. The Stock Option Committee had the authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock of the Company under this plan. The maximum number of shares of Common Stock issuable pursuant to the 1988 Stock Option Plan was increased from 300,000 to 1,200,000 during fiscal year 1994. At the annual meeting of stockholders of the Company held on July 22, 1998, the stockholders approved an amendment and restatement of the 1988 Stock Option Plan, which, among other changes, increased the number of shares subject to options under the 1988 Stock Option Plan from 1,200,000 to 1,800,000 shares. During the period of fiscal year 2002 prior to the adoption of the 2002 Stock Option Plan, options to purchase a total of 132,500 shares of Common Stock were issued under the 1988 Stock Option Plan. Pursuant to the approval of the 2002 Stock Option Plan by the stockholders of the Company at the annual meeting held on April 17, 2002, no further options will be granted under the 1988 Stock Option Plan. Options to purchase 262,470 shares of Common Stock granted under the 1988 Stock Option Plan were exercised during fiscal year 2002. The Company has reserved for issuance an aggregate of 751,180 shares of Common Stock under the 1988 Stock Option Plan, all of which are outstanding at February 7, 2003.

Termination of Employment and Change of Control Termination

The Company has no compensatory plan or arrangement with respect to any individual named in the Summary Compensation Table which results or will result from the resignation, retirement or any other termination of that individual’s employment with the Company or its subsidiaries or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Certain Relationships and Related Transactions

On October 1, 2002, the Company acquired all of the issued and outstanding stock of Real Time Logic, Inc., a Colorado corporation (“RT Logic”), pursuant to an agreement and plan of reorganization for an initial purchase price payable to the shareholders of RT Logic of $13.25 million in cash and 683,870 shares of the Company’s Common Stock. Pursuant to the terms of the agreement and plan of reorganization, in November 2002, the former shareholders of RT Logic received additional aggregate consideration equal to $500,000 in cash and 25,806 shares of the Company’s Common Stock. The agreement and plan of reorganization provides that RT Logic shareholders will be entitled to receive contingent purchase price, which will be payable in the event that RT Logic’s business meets certain earnings performance targets during a period of up to four (4) years following the acquisition. Fifty percent (50%) of any contingent purchase price will be payable in cash and fifty percent (50%) thereof will be payable in shares of the Company’s Common Stock. Any Common Stock of the Company issued in connection with the contingent purchase price will be valued based on a 30-trading-day average leading up to the end of each applicable earn out period. The contingent purchase price is subject to claims by the Company under the indemnification provisions of the agreement and plan of reorganization. Patrick R. Woods, Executive Vice President, Government Programs, of the Company, served as an independent director of RT Logic from June 26, 2000 until the consummation of the acquisition of RT Logic by the Company and held approximately 0.3% of the outstanding shares of RT Logic common stock at the effective time of the acquisition.

The Company has entered into separate indemnity agreements with certain officers and employees and all directors of the Company which provide, among other things, that the Company will indemnify each such officer and director and advance expenses thereto, under the circumstances and to the extent provided for therein, to the fullest extent permitted by Maryland Law against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such officer or director in the event he or she has been made, or is threatened to be made, a party to an action, suit or other proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of his or her present or prior service as a director, officer or employee of the Company, as the case may be, or present or prior service at the request of the Company as a director, officer or employee or as a fiduciary of an employee benefit plan, or as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

PROPOSAL TO RATIFY INDEPENDENT AUDITORS

(Proposal 2)

The Board of Directors, upon the recommendation of the current Audit Committee, has selected Ernst & Young LLP (“Ernst & Young”) as the independent auditors to audit the financial statements of the Company for the fiscal year ending September 30, 2003, and requests stockholder ratification of such selection. Ernst & Young were the independent auditors for the Company for the fiscal year ended September 30, 2002.

The independent public accountants for the Company for the fiscal year ended September 30, 2001 were Rubino & McGeehin, Chartered (“Rubino & McGeehin”). As reported in the Company’s Form 8-K filed on January 10, 2002 with the SEC, on January 4, 2002, the Company dismissed Rubino & McGeehin as the Company’s independent auditors and notified Rubino & McGeehin of their dismissal. On January 7, 2002, the Company engaged Ernst & Young as the Company’s independent auditors to audit the Company’s books and records for fiscal year 2002. Each of the dismissal of Rubino & McGeehin and the engagement of Ernst & Young was recommended and approved by the Audit Committee of the Company and was approved by the Board of Directors of the Company on January 4, 2002.

As reported in the Company’s Form 8-K filed on January 10, 2002 with the SEC, Rubino & McGeehin’s audit reports on the Company’s consolidated financial statements for the fiscal years ended September 30, 2001 and 2000 did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

As reported in the Company’s Form 8-K filed on January 10, 2002 with the SEC, during the Company’s fiscal years ended September 30, 2001 and 2000 and the subsequent interim period preceding the date of Rubino & McGeehin’s dismissal, there were no “disagreements,” as that term is defined in Item 304 of Regulation S-K and the related instructions, with Rubino & McGeehin on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Rubino & McGeehin, would have caused Rubino & McGeehin to make reference to the subject matter of such disagreement(s) in connection with their report. During the Company’s fiscal years ended September 30, 2001 and 2000 and the subsequent interim period preceding the date of Rubino & McGeehin’s dismissal, there were no “reportable events,” as that term is defined in Item 304 of Regulation S-K and the related instructions.

As reported in the Company’s Form 8-K filed on January 10, 2002 with the SEC, on January 4, 2002, the Company engaged Ernst & Young as the Company’s independent auditors to audit the Company’s books and records for fiscal year 2002. During the Company’s fiscal years ended September 30, 2001 and 2000 and the subsequent interim period preceding the engagement of Ernst & Young, the Company did not consult with Ernst & Young regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (2) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304 of Regulation S-K and the related instructions, or a “reportable event,” as that term is defined in Item 304 of Regulation S-K and the related instructions.

The Company has authorized Rubino & McGeehin to respond fully to any inquiries of Ernst & Young.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders of the Company. A representative of Rubino & McGeehin is not expected to be present at the Annual Meeting.

Audit Fees.    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal year 2002 was $87,280.

Financial Information Systems Design and Implementation Fees.    The aggregate fees billed by Ernst & Young for professional services during fiscal year 2002 relating to the Company’s financial information systems were $0.

All Other Fees.    The aggregate fees billed by Ernst & Young for professional services rendered during fiscal year 2002 relating to the review of the Company’s tax returns, audit of the Company’s pension plans, consultations on accounting standards and other miscellaneous services was $30,050.

The Audit Committee has considered whether provision of the services described above under the caption “All Other Fees” was compatible with maintaining the independent auditors’ independence and has determined that such services did not adversely affect Ernst & Young’s independence.

Ernst & Young has advised the Company that neither Ernst & Young nor any of its members has any financial interest in the Company or any relation to the Company other than their duties as auditors and accountants.

The Company’s Board Of Directors Unanimously Recommends Voting “For”

The Proposal to Ratify the Selection of Ernst & Young as the Company’s Independent

Auditors for the Fiscal Year Ending September 30, 2003.

OTHER MATTERS

There is no reason to believe that any other business will be presented at the Annual Meeting; however, if any other business should properly and lawfully come before the Annual Meeting, the proxies will vote in accordance with their best judgment in such matters pursuant to discretionary authority granted in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/
February 28, 2003 Lanham, Maryland	Thomas L. Gough President and Chief Operating Officer

PROXY CARD

INTEGRAL SYSTEMS, INC.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

The undersigned hereby appoints Elaine Parfitt and Albert Alderete, or either of them, as proxy with full powers of substitution, to vote all shares of the Common Stock of Integral Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 16, 2003 (the “Annual Meeting”) and at any adjournment or adjournments thereof, upon the items described in the Proxy Statement. The undersigned acknowledges receipt of notice of the meeting and the Proxy Statement.

1.	PROPOSAL BY THE COMPANY FOR THE ELECTION OF DIRECTORS (PROPOSAL NO. 1)

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY for all nominees listed below

Nominees:    Steven R. Chamberlain, Thomas L. Gough, Dominic A. Laiti, R. Doss McComas and Bonnie K. Wachtel.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), PRINT THE NAME(S) OF SUCH NOMINEE(S):

2. PROPOSAL	BY THE COMPANY FOR THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003 (PROPOSAL NO. 2)

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

FOR	AGAINST	ABSTAIN

☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO RETURN A COPY OF THIS PROXY CARD TO THE COMPANY BY FACSIMILE, BUT YOU MUST ALSO RETURN THE EXECUTED PROXY CARD IN THE ENCLOSED ENVELOPE. THE COMPANY’S FACSIMILE NUMBER IS 301-731-9606.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS CONTRARY INSTRUCTIONS ARE PROPERLY GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES AND PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER BUSINESS.

Please date and sign this proxy exactly as your name appears hereon.

Number of Shares	Print Name

Date	Signature of Owner

Additional Signature of Joint Owner (if any)
If stock is jointly held, each joint owner should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.